Exhibit 99.1

WILSHIRE BANCORP, INC. CONTACT: Alex Ko, EVP & CFO, (213) 427-6560 www.wilshirebank.com	NEWS RELEASE

Wilshire Bancorp Declares $0.06 Cash Dividend

LOS ANGELES (November 20, 2015) — Wilshire Bancorp, Inc. (NASDAQ: WIBC), the parent company of Wilshire Bank, announced today that the Board of Directors has declared a quarterly cash dividend of $0.06 per common share. The dividend will be paid to all stockholders of record as of December 31, 2015, payable on January 15, 2016.

ABOUT WILSHIRE BANCORP

Headquartered in Los Angeles, Wilshire Bancorp is the parent company of Wilshire Bank, which operates 35 branch offices in California, Texas, Alabama, Georgia, New Jersey, and New York. Wilshire Bancorp also operates six loan production offices of which four are utilized primarily for the origination of loans under the Small Business Administration lending program located in California, Colorado, Georgia, and Washington, and two that are utilized primarily for the origination of residential mortgage loans located in California. Wilshire Bank is a community bank with a focus on commercial real estate lending and general commercial banking, with its primary market encompassing the multi-ethnic populations of the Los Angeles Metropolitan area.  For more information, please go to www.wilshirebank.com.

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